UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 1, 2011 (February 23, 2011)

(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Radnor Corporate Center, Suite 200 100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2011, the Compensation and Benefits Committee (the “C&B Committee”) of the Board of Directors of Penn Virginia Corporation (the “Company”) adopted the Penn Virginia Corporation 2011 Annual Incentive Cash Bonus and Long-Term Equity Compensation Guidelines (the “2011 Guidelines”), which are effective for annual incentive cash bonus and long-term equity compensation awards paid to the Company’s executive officers and other employees with respect to 2011. The material features of the 2011 Guidelines are set forth below.

Annual Incentive Cash Bonus

The 2011 Guidelines provide for the establishment each year of a cash bonus pool, the size of which is determined based on the level of the Company’s achievement of certain performance measures. The C&B Committee determined that the appropriate performance measures and their weighting factors for 2011 would be:

•

Net asset value per share (20%), defined as (x) the value of the Company’s oil and gas assets plus the Company’s cash on hand minus the Company’s long-term debt, in each case as set forth in the Company’s audited 2011 financial statements, divided by (y) the weighted average total number of shares of the Company’s common stock issued and outstanding during 2011;

•

EBITDAX (20%), defined as the Company’s earnings before interest, income taxes, depreciation, amortization and exploration expenses, impairments and other non-cash losses or non-cash income, and excluding any extraordinary gains or losses;

•	Production (20%), as set forth in the Company’s audited 2011 financial statements;

•	Proved reserves (20%), as set forth in the official report of the Company’s independent petroleum engineer for 2011; and

•

Cash costs per Mcfe (20%), defined as the Company’s cash lease operating, gathering, processing and transportation expenses, production and ad valorem taxes and general and administrative expenses, in each case as set forth in the Company’s audited 2011 financial statements.

The size of the cash bonus pool will be computed such that, if the Company meets its goal with respect to every performance measure, the cash bonus pool will be in an amount sufficient to pay all of the Company’s employees, including its executive officers, their target annual incentive cash bonuses, which are described below.

Under the 2011 Guidelines, the C&B Committee may increase or decrease the cash bonus pool by 15% and, although the goals for the Company’s executive officers are generally based on the Company’s annual budget, the C&B Committee also maintains discretion in determining final awards to the Company’s executive officers and other employees.

After the cash bonus pool has been computed, the Company’s Chief Executive Officer (the “CEO”) will recommend, and the C&B Committee will set, the annual incentive cash bonuses, if any, of the Company’s executive officers based on several criteria:

•	The size of the cash bonus pool;

•	The executive officers’ threshold, target and stretch bonus amounts—the 2011 Guidelines set these amounts for the Company’s executive officers as follows:

	Percent of Base Salary
	Threshold	Target	Stretch
CEO	50	100	200
CFO	40	80	160
COO	50	100	200
CAO/GC	40	80	160

•

Whether the Company’s executive officers met, exceeded or did not meet certain corporate and individual performance criteria, which had been set by the C&B Committee during the first quarter of the applicable year; and

•	Peer comparison data; and

•	Such other criteria as the C&B Committee may deem appropriate.

The 2011 Guidelines provide that the Company’s executive officers will recommend, and the CEO will approve, annual incentive cash bonuses for all other employees in a similar manner.

Subject to the C&B Committee’s discretion to increase the cash bonus pool by 15%, the aggregate annual incentive cash bonuses paid to all of the Company’s employees, including its executive officers, cannot exceed the amount of the cash bonus pool.

Long-Term Equity Incentive Compensation

Under the 2011 Guidelines, the CEO will recommend, and the C&B Committee will set, the long-term equity incentive awards for the Company’s executive officers, which will be denominated in a dollar amount and paid out in the form of an award under the Company’s Seventh Amended and Restated 1999 Employee Stock Incentive Plan. The C&B Committee will set the amounts of the long-term equity incentive awards of the Company’s executive officers based on several criteria:

•	The executive officers’ target equity incentive percentage—the 2011 Guidelines set the target long-term equity incentive awards for the Company’s executive officers as follows:

Target Percent of Salary
CEO	300 – 400
CFO	200 – 300
COO	250 – 300
CAO/GC	200 – 300

•

Whether the Company’s executive officers met, exceeded or did not meet certain corporate and individual annual performance criteria, which had been set by the C&B Committee during the first quarter of the applicable year;

•	The relative importance to the success of the Company’s execution of its objectives of retaining and incentivizing each executive officer beyond the current year;

•	Peer comparison data; and

•	Such other criteria as the C&B Committee may deem appropriate.

The 2011 Guidelines provide that the Company’s executive officers will recommend, and the CEO will approve, annual long-term equity incentive award values for other employees in a similar manner.

A copy of the 2011 Guidelines is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Penn Virginia Corporation 2011 Annual Incentive Cash Bonus and Long-Term Equity Compensation Guidelines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2011

Penn Virginia Corporation

By:	/s/ Nancy M. Snyder
Name:	Nancy M. Snyder
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

10.1	Penn Virginia Corporation 2011 Annual Incentive Cash Bonus and Long-Term Equity Compensation Guidelines.